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Exhibit 4


                       AMENDMENT NO. 2 TO RIGHTS AGREEMENT

      AMENDMENT, dated as of December 7, 2000, to the Rights Agreement, dated as of March 7, 1986 (the "Rights Agreement"), between Unisys Corporation, a Delaware corporation (then named Burroughs Corporation) (the "Company"), and Harris Trust Company of New York, as Rights Agent, as amended on February 22, 1996, and as further amended on January 10, 2000 to designate EquiServe Limited Partnership and its subsidiary EquiServe Trust Company as Successor Rights Agent (the "Rights Agent").

      Pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 26 thereof. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

      In consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

      1. Subsection (a)(i) of Section 7 of the Rights Agreement shall be deleted in its entirety and replaced with the following:

           (i) the close of business on March 17, 2006 (the "Final Expiration Date"), or

      2. This Amendment to the Rights Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

      3. This Amendment to the Rights Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument. Terms not defined herein shall, unless the context otherwise requires, have the meanings assigned to such terms in the Rights Agreement.

      4. Except as expressly set forth herein, this Amendment to the Rights Agreement shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect.

      5. If any term, provision, covenant or restriction of this Amendment to the Rights Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment to the Rights Agreement, and of the Rights Agreement, shall remain in full force and effect and shall in no way be affected, impaired or invalidated.
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      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

Attest:                             Unisys Corporation

By:   /s/ Susan T. Keene               By: /s/ Nancy Straus Sundheim
      ------------------                   --------------------------
                                           Nancy Straus Sundheim
                                           Vice President, Deputy General
                                           Counsel and Secretary

Attest:                             EquiServe Trust Company, N.A.


By:   /s/ Thomas A. Ferrari            By: /s/ M.J. Foley
      -------------------------            ----------------------------
                                           M.J. Foley
                                           Chief Business Development Officer

Attest:                             EquiServe Limited Partnership

By:   /s/ Thomas A. Ferrari                By: /s/ Robbin A. Mayo
      --------------------------           -----------------------------
                                           Robbin A. Mayo
                                           Senior Account Manager